                                                                      EX99_23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Municipal Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-92569 on Form N-1A of our report dated November 19, 2004, relating to the financial statements of Seligman Municipal Series Trust, appearing in the Annual Report to Shareholders of Seligman Municipal Series Trust for the year ended September 30, 2004, which is incorporated by reference in the Statements of Additional Information, which are incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "General Information - Independent Registered Public Accounting Firm" in the Statements of Additional Information and "Financial Highlights" in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
January 24, 2005